Exhibit 99.1

RCN Reports Third Quarter 2005 Results

EBITDA increases to $23.3 million

Core Residential Revenue Increases 2%, Commercial Increases 9% Year-Over-Year

New Customer Additions, RGUs, and Bundle Rate Rise

Herndon, VA, November 10, 2005 - RCN Corporation (NASDAQ: RCNI), a leading provider of triple play communication services, today announced its results for the third quarter of 2005.

“RCN’s results throughout the first nine months demonstrate continued execution against our balanced strategy of reducing costs while restarting RCN’s growth engine and rationalizing our asset portfolio,” stated James F. Mooney, Chairman of RCN’s board of directors. “During the third quarter, we continued to improve the baseline profitability of the business by lowering costs and streamlining the organization, resulting in substantial sequential and year-over-year improvements in EBITDA and EBITDA margin. Simultaneously, we focused more on top-line initiatives to restart RCN’s growth, which paid off in higher new customer adds and revenue generating units. We have also completed our analysis of RCN’s asset base and will focus our efforts on growth and margin expansion in our strong northeast corridor and midwest franchise markets. Looking ahead, RCN’s objective is to build on the progress we have achieved by accelerating our cost reductions and margin expansion improvements while driving target customer penetration and strategically extending our footprint.”

Adjusted Results (Including Starpower in 2004). RCN’s 2005 reported results of operations are not comparable with its historic results due to RCN’s emergence from bankruptcy reorganization on December 21, 2004 and adoption of “fresh start” accounting, which required RCN to allocate its “reorganization value” among its assets and liabilities based on fair value estimates. Third quarter 2004 reported results reflect operations prior to bankruptcy reorganization. In addition, on December 21, 2004, RCN acquired the remaining 50% interest in Starpower it did not previously own. The first three quarters’ 2005 reported results reflect the consolidation of Starpower’s results, whereas third quarter 2004 reported results include Starpower’s results in accordance with the equity method.

For ease of comparison, the following discussion regarding adjusted results includes information giving effect to 2004 results as if Starpower had been 100% owned during all 2004 periods. See page 9 for a reconciliation of adjusted information to reported results.

•	Third quarter 2005 revenue of $138.8 million decreased 1.4% from $140.7 million in the third quarter of 2004 and 1.8% from $141.4 million in the second quarter of 2005.

•	Third quarter 2005 ending subscribers were approximately 411,000 versus approximately 429,000 in the third quarter of 2004 and approximately 413,000 in the second quarter of 2005.

•	Third quarter 2005 average revenue per customer (ARPC) was $102, an increase from $96 in the third quarter of 2004 and comparable to $102 in the second quarter of 2005.

•	EBITDA for the third quarter 2005 was $23.3 million versus $13.5 million in the third quarter of 2004 and $19.8 million in the second quarter of 2005. These results include net benefits of approximately $4.0 million in third quarter 2005 and $6.6 million in third quarter 2004 EBITDA related to items that are not expected to continue into the future. EBITDA is a non-GAAP measure – see “Non-GAAP Measures” discussion below.

•	Third quarter 2005 capital expenditures were $17.5 million versus $11.6 million in third quarter 2004 and $11.5 million in second quarter 2005.

•	RCN ended the quarter with $154 million in cash, temporary cash investments, and short-term investments.

Key Third Quarter Accomplishments

Cost Reductions

•	Signed 4 new programming deals with Fox Networks, PBS Kids, Showtime/Starz/Encore, and Rainbow

•	Centralized company-wide data services support

•	Implemented work force automation in Lehigh Valley; now accelerating expansion to other markets

Customer/Revenue Growth

•	Increased RGUs by 8,000 sequentially

•	New customer additions rose 38% sequentially; strong direct sales productivity

•	Increased penetration of higher-margin customers: bundle rate up approximately 2% sequentially to 67%; triple-play rate up approximately 1% to 38%

•	Grew core residential revenue by 2% and commercial revenue by 9% year-over-year

•	Upgraded and/or rebuilt approximately 19,000 homes (YTD) throughout franchise markets; targeting 50,000 new/rebuilt homes by year-end 2006

Product

•	Successfully tested 20-Mbps high-speed data service in Washington, DC and Boston markets

•	Initiated product simplification program to unify rates across markets, streamline product bundles, increase product choice and encourage use of customer self-service tools

•	Launched digital simulcast in Chicago, NY and Boston, significantly improving signal

Regulatory

•	Presented testimony to Congress, the Federal Communications Commission, the Federal Trade Commission, and other lawmakers supporting competitive video programming access and pricing, and calling for a fair playing field as competitors consolidate and new large participants enter the broadband video market.

Peter Aquino, President and Chief Executive Officer of RCN, stated, “In the third quarter, we continued to improve both our industry-leading customer value metrics and our profitability. We increased our bundled customers by over 2% from last quarter through targeted sales and marketing initiatives and limited network expansion, which helped stabilize our subscriber count at a higher than anticipated level. We enjoyed particular success this quarter in winning new broadband customers, and we are excited about our successful 20-Mbps broadband trial, which gives RCN a robust and low-cost competitive answer to new high-speed market entrants. On the cost side, we renegotiated several programming deals to reduce costs and differentiate our offering, and further streamlined our cost structure through network consolidation and automation. We are on track to achieve our financial and operational goals for the year, and are strengthening our competitive position for long-term growth.”

Reported Results. Third quarter 2005 Successor revenue was $138.8 million compared to third quarter 2004 Predecessor revenue of $121.4 million and second quarter 2005 Successor revenue of $141.4 million. Third quarter 2005 Successor EBITDA increased to $23.3 million from third quarter 2004 Predecessor EBITDA of $10.0 million and from second quarter 2005 Successor EBITDA of $19.8 million. Net loss from continuing operations for third quarter 2005 Successor was $42.1 million compared to third quarter 2004 Predecessor net loss from continuing operations of $75.1 million and second quarter 2005 Successor net loss from continuing operations of $31.3 million.

Megacable Update. RCN has 48.93% interests in both Megacable, S.A. de C.V., a cable television and high-speed data services provider in certain portions of Mexico (“Megacable”), and Megacable Communicaciones de Mexico S.A. (“MCM”), a provider of local voice and high-speed data services in Mexico City. RCN accounts for these investments under the equity method. Over the past several years, Megacable and MCM have not provided their financial statements to RCN on a timely basis. In August, 2005 RCN received unaudited financial statements for Megacable for the year ended December 31, 2004, and in October 2005, RCN received audited financial statements for the year ended December 31, 2004 as well as unaudited financial statements for the three months ended March 31, 2005 and June 30, 2005. Megacable has not yet provided financial statements for the three and nine-month periods ended September 30, 2005 and MCM has not provided RCN with any financial statements for 2004 or 2005. The financial statements provided by Megacable do not comply with all of the requirements for financial statements prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). For example, Megacable’s audited financial statements indicated that it had not properly adopted SFAS 142, “Goodwill and Other Intangible Assets”, SFAS 144, “Accounting for Impairment of Long Lived Assets”, SFAS 141, “Business Combinations”, and FIN 46R, “Consolidation of Variable Interest Entities”; in addition, Megacable did not prepare a statement of cash flows for 2003. Because RCN’s access to information has been limited by Megacable management, RCN’s management has not been able to reconcile Megacable’s financial statements to US GAAP nor has it been able to complete other due diligence procedures to determine the reliability of Megacable’s interim financial statements. Selected financial information for Megacable for the years 2003-2005 (as provided to RCN by Megacable) is shown on page 11.

RCN has not recorded any income or loss on its investments in Megacable and MCM for the three or nine-month periods ended September 30, 2005 (Successor). RCN is making efforts to complete the US GAAP reconciliation and other due diligence procedures as quickly as possible. Subject to completion of these procedures, RCN expects to record its share of Megacable’s income, if appropriate, in the fourth quarter of 2005. RCN recorded no income on its investments in Megacable and MCM for the three months ended September 30, 2004 (Predecessor), and $17.2 million for the nine months ended September 30, 2004 (Predecessor).

Despite our receipt of the financial information described above and recent discussions with management, Megacable has yet to appoint RCN’s new representatives to its board of directors and management committees. RCN will continue to work actively with Megacable to get these seats appointed and to obtain complete US GAAP financial statements on a timely basis.

2005 Financial Outlook. Mike Sicoli, Chief Financial Officer of RCN, stated, “RCN’s performance to date supports our confidence in our 2005 financial outlook. RCN’s long-term objective is to deliver robust EBITDA and cash flow growth, through continued execution of our balanced strategy to reduce costs, drive revenue growth and rationalize our asset portfolio. We will provide a more specific outlook for 2006 when we release our fourth quarter 2005 results.”

RCN’s full-year 2005 Outlook remains unchanged as listed below:

•	Year-end customers at approximately 400,000

•	Revenue of approximately $555 million to $565 million

•	EBITDA of approximately $75 million to $85 million

•	Capital expenditures of approximately $75 million to $80 million

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA margin, adjusted results as if Starpower had been 100% owned during all 2004 periods and ARPC. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because they are an integral part of the Company’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation schedule to the comparable GAAP measures is available on pages 9 and 10. The EBITDA non-GAAP measure presented may not be comparable to similarly titled measures presented by other companies.

Third Quarter Conference Call

Management will conduct a conference call to discuss third quarter results and its strategic outlook today at 10:00 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call 706-634-2478, conference ID: 1513757. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 1 PM on November 10 until 11:59 PM Eastern time on November 17. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. RCN also owns 49% of Megacable, one of the largest cable companies in Mexico. (RCNI-Q)

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Successor	Successor	Predecessor
	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended September 30, 2004
Revenues	$138,809	$141,426	$121,358
Costs and expenses:
Direct expenses	47,568	50,722	47,860
Operating and selling, general and administrative	67,965	70,922	63,491
Non-cash stock based compensation	3,974	—	1,069
Non-cash issuance of warrants		564	—
Impairments (recoveries) and other charges, net	4,310	(3,189)	(1,450)
Depreciation and amortization	48,732	46,173	55,691

Operating loss	(33,740)	(23,766)	(45,303)
Investment income	1,491	1,353	633
Interest expense	10,712	10,386	15,499
Gain on sale of assets	35	1,240	—
Other income, net	853	521	(304)

Loss from continuing operations before reorganization items and income taxes	(42,073)	(31,038)	(60,473)
Reorganization items, net	—	—	12,947
Income tax provision (benefit)	14	302	—

Loss from continuing operations before equity in unconsolidated entities and minority interest	(42,087)	(31,340)	(73,420)
Equity in income of unconsolidated entities	—	—	(1,661)

Net loss from continuing operations	(42,087)	(31,340)	(75,081)
Discontinued operations, net of tax	(10)	(7)	(364)

Net loss before cumulative effect of change in accounting principal	(42,097)	(31,347)	(75,445)
Cumulative effect on prior years of retroactive application of a change in accounting for legal fees, net of tax	—	—	—
Preferred dividend and accretion requirements	—	—	—

Net loss to common shareholders	(42,097)	$(31,347)	(75,445)

RCN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Successor
	September 30, 2005	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and temporary cash investments	$128,389	$156,890	$54,351
Short-term investments	25,608	13,757	109,613
Other current assets	63,380	66,213	78,063

Total current assets	217,377	236,860	242,027
Property, plant and equipment, net of accumulated depreciation of $138,484, $86,924 and $4,605	713,775	732,478	793,691
Investments in joint ventures and equity securities	184,477	185,111	178,000
Intangible assets, net of accumulated amortization of $14,978 $10,188 and $613	126,141	131,530	141,786
Long-term restricted investments	19,771	21,657	25,063
Deferred charges and other assets	17,973	18,835	19,943

Total assets	$1,279,478	$1,326,471	$1,400,510

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	152,638	160,976	177,601
Long term debt	488,088	489,966	489,710
Other deferred credits	24,118	23,570	28,277

Total liabilities	664,844	674,512	695,588

Shareholders’ equity:
Successor Common stock, par value $0.01 per share,100,000,000 shares authorized, 35,880,267 and 31,919,044 shares issued and outstanding	359	343	319
Committed common stock, par value $0.01, 857,825 and 4,101,806 shares committed	8	8	41
Committed capital in excess of par	24,472	27,479	131,355
Additional paid-in-capital	702,561	681,343	576,895
Accumulated deficit	(106,535)	(64,438)	(3,688)
Unearned Compensation	(15,842)	—	—
Accumulated other comprehensive income	6,611	7,224	—

Total shareholders’ equity	614,634	651,959	704,922

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,279,478	$1,326,471	$1,400,510

RCN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities
Net loss	$(102,847)	$(153,992)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	140,664	184,105
Other	(2,091)	(2,931)

Net cash provided by (used in) operating activities	35,726	27,182

Cash flows from investing activities:
Additions to property, plant and equipment	(53,689)	(37,518)
(Increase) decrease in short-term investments	84,139	(68,398)
Proceeds from sale of assets	4,759	—
Proceeds from sale of discontinued operations	—	120,203
Discontinued operations	—	(402)
Decrease (increase) in restricted investments	6,817	—
Decrease (increase) in investments restricted for debt service	—	63,398

Net cash provided by investing activities	40,026	82,283

Cash flows from financing activities:
Repayment of long-term debt	(4,702)	(98,780)
Repayment of capital lease obligations	(422)	(1,077)
Proceeds from the exercise of stock options	1,410	—

Net cash used in financing activities	(3,714)	(99,857)

Net increase in cash and temporary cash investments	74,038	9,608
Cash and temporary cash investments at beginning of period	54,351	18,395

Cash and temporary cash investments at end of period	128,389	28,003

RCN Corporation

Selected Operating Metrics (1)

(Excludes Discontinued Operations)

	Q3 2005	Q2 2005	Q1 2005	Q3 2004
Revenues (Consolidated):
Voice	$36,185	$37,079	$37,778	$38,783
Video	63,619	64,965	62,837	62,892
Data	33,630	34,118	34,181	32,336
Other	3,854	3,736	4,180	4,645
Reciprocal Compensation	1,523	1,528	1,833	2,062

Total	$138,810	$141,426	$140,809	$140,718
RGUs:
Voice	275,000	276,000	280,000	280,000
Video	371,000	371,000	379,000	386,000
Cable Modem	238,000	229,000	229,000	217,000

Total RGUs	884,000	876,000	888,000	883,000
Number of Customers	411,000	413,000	422,000	429,000
% Customers in Bundles	67%	65%	64%	62%
Average Monthly Revenue Per Customer (ARPC)	$102	$102	$100	$96
Average RGUs Per Customer	2.1	2.1	2.1	2.0

(1)	Includes 100% ownership of Starpower for all periods. Refer to RCN’s 10-K for the year ended December 31, 2004 for definition of metrics.

RCN Corporation

Non-GAAP Reconciliation

(1)	EBITDA is defined as operating income plus depreciation and amortization, non-cash stock based compensation and other special items including non-cash issuance of warrants, impairments and other charges and cumulative effect of accounting changes. EBITDA margin represents EBITDA divided by revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA as defined above may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations.

	For the three months ended			Guidance
($ in thousands)	September 30, 2004	June 30, 2005	September 30, 2005	For the year ended December 31, 2005
Operating loss	($45,303)	($23,766)	(33,740)	($110,000 -$100,000)
Depreciation and amortization	55,691	46,173	48,732	185,000
Non-cash stock based compensation	1,069	—	3,974	—
Non-cash issuance of warrant	—	564	—	—
Impairments and other charges, net	(1,450)	(3,189)	4,310	—
Cumulative effect of accounting changes	—	—	—	—

EBITDA	$10,007	$19,782	$23,276	$75,000 - $85,000
EBITDA Margin	8.2%	14.0%	16.8%

(2)	For ease of comparison, the following presents adjusted results giving to effect to 2004 results as if Starpower had been 100% owned during all 2004 periods. We believe these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis.

($ in thousands)	For the three months ended September 30, 2004
Reported Revenue	$121,358
Plus: Starpower	19,360

Adjusted Revenue	$140,718
Reported Direct Costs	47,860
Plus: Starpower	6,127

Adjusted Direct Costs	53,987
Reported SG&A	63,491
Plus: Starpower	9,734

Adjusted SG&A	73,225
EBITDA (see above)	10,007
Plus: Starpower	3,499

Adjusted EBITDA	13,506
Adjusted EBITDA Margin	9.6%
Reported Capex	10,615
Plus: Starpower	947

Adjusted Capex	11,562

RCN Corporation

Non-GAAP Reconciliation

(Continued)

(3) Average monthly revenue per customer, or ARPC, is an industry metric that measures adjusted revenues, excluding commercial and other residential revenue (consisting of dial-up, reciprocal compensation and RCN Entertainment) per period divided by the average number of customers during that period. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans.

	For the three months ended
($ in thousands, except ARPC)	September 30, 2004	June 30, 2005	September 30, 2005
Adjusted Revenue	$140,718	$141,426	138,809
Less: Commercial Revenue	(6,204)	(6,656)	(6,758)
Less: Other Residential Revenue	(10,746)	(6,664)	(6,205)

Core Residential Revenue	$123,768	$128,105	$125,846
ARPC	$96	$102	$102

MEGACABLE, S.A. DE C.V. AND SUBSIDIARIES

($ in millions)	Audited 2003	Audited 2004	Unaudited 1Q05	Unaudited 2Q05
Homes Passed	1,992	2,100	NA	NA
Video Subscribers	509	558	NA	~590
Data Subscribers	126	153	NA	~163
Revenue	$153.5	$186.2	$52.4	$56.8
Cost & Expenses	$81.9	$103.3	$31.8	$31.6
EBITDA (1)	$71.6	$82.9	$20.5	$25.2
EBITDA Margin	47%	45%	39%	44%
Capex	NA	$16.3	NA	NA
Cash	$58.5	$82.1	$110.2	$128.3
Total Assets	$270.5	$314.9	$327.2	$350.0
Long Term Debt	$9.0	$3.9	$3.0	$2.9
Total Liabilities	$98.5	$84.3	$80.9	$75.9

For comparative purposes, RCN defines Megacable EBITDA as Revenue less Cost & Expenses (which includes Cost of Service and Sales, General & Administrative expenses)

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